Exhibit 99.1

SIX FLAGS ANNOUNCES FINANCING ARRANGEMENTS FOR 2009
PARTNERSHIP PARKS “PUT” AMOUNT

New York, NY – May 4, 2009 — Six Flags, Inc. (OTCBB: SIXF) announced today that, as of the end of the 2009 “put” period on April 28, 2009, it had received “put” notices from holders of units in the limited partnerships that own the Six Flags Over Texas and Six Flags Over Georgia parks, including Six Flags White Water Atlanta (the “Partnership Parks”), with an aggregate “put” price of approximately $66 million. Six Flags is required to purchase these units by May 15, 2009.

The general partner of the Georgia limited partnership has elected to purchase 50% of the Georgia units that were “put” for a total purchase price of approximately $7 million. Six Flags intends to fund “puts” totaling $6 million with cash that is currently in escrow for the benefit of subsidiaries of Time Warner Inc. in connection with Six Flags’ obligations related to the Partnership Parks.

Although not required by the existing arrangements with subsidiaries of Time Warner Inc. concerning the Partnership Parks, a subsidiary of Time Warner Inc. has committed to provide a loan for the remaining approximately $53 million to enable Six Flags to fund the 2009 “put” obligations. The committed financing has a maturity of March 2011. The financing commitment is subject to customary conditions and there can be no assurance that Six Flags would be able to obtain alternative funding to finance these “put” obligations on or prior to May 15, 2009.

About Six Flags

Six Flags, Inc. is the world’s largest regional theme park company with 20 parks across the United States, Mexico and Canada, and soon will be expanding beyond North America with destinations in Dubai and Qatar. Since 1961, hundreds of millions of families have trusted Six Flags to combine friendly-clean-fast-safe service with affordable, value-packed thrills, record-shattering roller coasters and special events like the Summer Concert Series, Fright Fest and Holiday in the Park. Six Flags’ wide array of entertainment options reaches all demographics — families, teens, tweens and thrill seekers alike – featuring themed attractions based on skateboarding legend Tony Hawk, the ultimate daredevil Evel Knievel, movie franchises The Dark Knight and The Mummy; as well as world-renowned, kid-friendly brands including Looney Tunes, the Justice League of America, The Wiggles and Thomas the Tank Engine.

Six Flags continues to develop new avenues for growth, acquiring ownership and management of Dick Clark Productions, producer of such perennial television hits as the American Music Awards, the Golden Globe Awards, the Academy of Country Music Awards, Dick Clark’s New Year’s Rockin’ Eve and So You Think You Can Dance. Six Flags, Inc. is a publicly-traded corporation headquartered in New York City.

Forward Looking Statements:

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, Six Flags’ ability to consummate a financing to fund its “put” obligations under the Partnership Parks prior to May 15, 2009, Six Flags’ success in implementing a restructuring plan and the adequacy of cash flows from operations, available cash and available amounts under its credit facility to meet its future liquidity needs. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including the failure to successfully fund the Partnership Parks “put” obligations and consummate a restructuring and factors impacting attendance, local conditions, events, disturbances and terrorist activities, risk of accidents occurring at Six Flags’ parks, adverse weather conditions, general financial and credit market conditions, economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags’ expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Six Flags’ Annual Report on Form 10-K for the year ended December 31, 2008, its Preliminary Proxy Statement for its 2009 Annual Meeting, and its other filings and submissions with the Securities and Exchange Commission, which are available free of charge on Six Flags’ website http://www.sixflags.com.

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Media Contact: Sandra Daniels – (212) 652-9360 Investor Relations: William Schmitt – (203) 682-8200

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